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                                                                   EXHIBIT 10.32

November 22, 1999


Mr. Rex Carter
400 Oxford Road
Orono, MN 55356

Dear Rex:

We are thrilled to have you join the team! We promise you will also have a lot of fun. The terms of our offer are as follows:

Title:                        Vice President, Systems Development and Technology

Reporting To:                 CEO

Base Salary:                  An annual salary of $175,000 to be paid bi-weekly.
                              This position is classified as exempt and, as such, is not eligible for overtime pay.

Performance Bonus:            An annual bonus of $50,000 based on the
                              achievement of mutually agreed upon objectives for each calendar year. Such bonus to be paid quarterly after your first full quarter of employment and paid in the last pay period of the month following.

Reviews: Performance and reviews will "normally" or "generally" be held on a semi-annual basis, but they may be conducted more frequently or less frequently, depending upon the business needs.

Stock Options:                Options issued under the Company's Stock Option
                              Plan to acquire 275,000 common shares at the fair market price on the day the board approves this option grant. These shares will vest over 48 months in accordance with the vesting schedule in your Stock Option Letter Agreement. This will be provided in a separate document.

Vacation:                     4 weeks with one extra day added after each year
                              worked.

Benefits Plan:                You will be eligible for the Company's competitive
                              benefits plan immediately. This plan will include
                              medical, dental, vision, and life insurance. The
                              Company will pay all premiums, including cost of
                              one dependent (additional dependents are covered
                              at 50%). Short-term disability and
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                              long-term disability will be a 100% employee paid
                              contributory benefit. These benefits will be described to you at the time you begin your employment. However, if you have any questions about your benefits prior to that time, we will be happy to answer them.

401(k) Plan:                  The Company provides a 401(k) plan with company
                              matching. The details of the plan will be provided in a separate document.

At Will: You should also understand that HomeGrocer.com employs its employees on an at will basis. This means that your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the company will be free to terminate your employment at any time, with or without cause.

Expenses:                     The Company will reimburse any reasonable expenses
                              incurred by the employee in the course of carrying out business for the company.

Moving: The Company will reimburse any reasonable expenses incurred by you and your family relating to the move to the Seattle region including, but not limited to, temporary accommodation, movers, realty fees, transfer taxes and two house hunting trips.

Start Date:                   The effective date of your employment is November
                              22, 1999.

Please sign this letter and return one copy to me.  Welcome aboard!

Yours very truly,
HomeGrocer.com, Inc.

/s/ Mary Alice Taylor

Mary Alice Taylor
Chairman and CEO
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By accepting this offer you agree to: this is a full time position and you will make every effort necessary to perform adequately the duties that are assigned to you. As a pre-condition of this offer you agree to execute the Company's "Employee Non-Disclosure and Invention Agreement."

Agreed to and accepted:


/s/ Rex L. Carter
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Rex Carter